                     SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                SCHEDULE 13G

                 Under the Securities Exchange Act of 1934
                             (Amendment No. 1)*
                                         ------

                         LifeRate Systems, Inc.
                     ----------------------------------
                              (Name of Issuer)

                         Common Stock, no par value
                     ----------------------------------
                       (Title of Class of Securities)

                               531936 10 2
                     ----------------------------------
                              (CUSIP Number)

   Check the following box if a fee is being paid with this statement / /. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

   *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior page.

   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                        (Continued on following page(s))


                              Page 1 of 3 Pages

CUSIP No. 531936 10 2                 13G                 Page 2 of 3 Pages


-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons
       Merry M. Olson
       S.S. No. ###-##-####
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
        United States of America
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting Power
 Beneficially                         None
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With                          None
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                      None
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                      None
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
      None
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     0%
-------------------------------------------------------------------------------
(12) Type of Reporting Person*
     IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

                                                          Page 3 of 3 Pages

ITEM 4.  OWNERSHIP

    (a) Amount Beneficially Owned:
        None
    ---------------------------------------------------------------------------

    (b) Percent of Class:
        0%
    ---------------------------------------------------------------------------

    (c) Number of shares as to which such person has:

          (i) sole power to vote or to direct the vote
                   none
              -----------------------------------------------------------------
         (ii) shared power to vote or to direct the vote
                   none
              -----------------------------------------------------------------
        (iii) sole power to dispose or to direct the disposition of none
              -----------------------------------------------------------------
         (iv) shared power to dispose or to direct the disposition of none
              -----------------------------------------------------------------

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. /X/


SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                       January 2, 1997
                                       ----------------------------------------
                                       Date
                                       /s/ Merry M. Olson
                                       ----------------------------------------
                                       Signature
                                       Merry M. Olson
                                       ----------------------------------------
                                       Name/Title



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